EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 12, 2004

MPW REPORTS FISCAL THIRD QUARTER AND YEAR-TO-DATE RESULTS

HEBRON, Ohio, May 12, 2004 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $22.8 million for the third fiscal quarter ended March 31, 2004. The revenue was down $1.3 million from $24.1 million for the quarter ended March 31, 2003. The Company reported net income of $455 thousand, or $0.04 per share, for the third fiscal quarter ended March 31, 2004, compared with net income of $600 thousand, or $0.05 per share, for the same period last year.

Total revenue for the first nine months of fiscal 2004 was $64.8 million compared with $72.2 million for the first nine months of fiscal 2003. The net loss for the nine months ended March 31, 2004 was $(1.5) million, or ($0.14) per share, compared with a net loss of $(2.2) million, or $(0.21) per share, for the nine months ended March 31, 2003.

The net loss for the first nine months of fiscal 2003 included a $2.8 million, net of tax of $1.9 million, non-cash goodwill impairment charge as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This charge was recorded as a cumulative effect of a change in accounting principle as of July 1, 2002.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “We continue to expand our sales and marketing efforts and are beginning to see some benefits from these initiatives. In addition, we are committed to increasing our market presence, to improve our operating efficiencies, and to provide excellent service to our customers to support their operations.”

Quarterly Discussion

Revenues decreased 5.4% to $22.8 million in the third quarter of fiscal 2004 from $24.1 million in the same prior year period. The decline in revenues was primarily in the Chemical Cleaning business unit of the Industrial Water Process Purification (“Industrial Water”) segment as a result of aggressive pricing by competitors, deferred customer spending and a one-time $0.5 million project in the prior year.

Income from operations was $0.9 million for the three months ended March 31, 2004 compared to $2.0 million for the three months ended March 31, 2003. The decline in operating income was driven by a high fixed labor base in the Industrial Cleaning and Facility Maintenance and Industrial Water segments, increased workers compensation costs and recoveries from two favorable contract settlements in the prior year, slightly offset by decreased repair and maintenance costs, decreased bad debt expense and improved efficiencies in operating supply usage.

The net loss for the third quarter of fiscal 2003 included the Company’s equity loss in affiliate of $0.3 million. During the fourth quarter of fiscal 2003, the Company wrote off its remaining investment in Pentagon Technologies, Inc.

(“Pentagon”) due to continued declines in Pentagon’s operating results as well as the slowdown and uncertainty in the semi-conductor industry. As a result of the full write-off of the Company’s investment in Pentagon at June 30, 2003, the Company has not continued to recognize its equity investment in the losses of Pentagon in fiscal 2004.

Corporate Profile

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2004	June 30, 2003
	(unaudited)
ASSETS
Cash	$358	$2,726
Accounts receivable, net	15,253	17,201
Inventories	2,296	2,294
Deferred income taxes	1,512	1,461
Prepaid expenses	798	1,197
Other current assets	2	16

Total current assets	20,219	24,895

Property and equipment, net	31,382	35,120
Goodwill	6,044	6,044
Other intangibles, net	6,427	6,889
Other assets	96	122

Total assets	$64,168	$73,070

LIABILITIES
Accounts payable	$3,383	$8,218
Accrued compensation and related taxes	2,152	2,373
Current maturities of long-term debt	1,281	1,322
Other accrued liabilities	4,265	6,153

Total current liabilities	11,081	18,066

Long-term debt	18,912	18,892
Deferred income taxes	3,643	3,400
Other long-term liabilities	321	469

Total liabilities	33,957	40,827

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,708,707 and 10,939,957 shares issued and outstanding at March 31, 2004 and June 30, 2003, respectively	107	109
Additional paid-in capital	40,921	41,507
Accumulated deficit	(10,575)	(9,027)
Accumulated other comprehensive loss	(242)	(346)

Total shareholders' equity	30,211	32,243

Total liabilities and shareholders' equity	$64,168	$73,070

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues	$22,833	$24,144	$64,808	$72,150
Cost of services (including depreciation)	18,171	18,127	53,278	56,061

Gross profit	4,662	6,017	11,530	16,089
Selling, general and administrative expenses	3,724	4,052	12,852	12,751

Income (loss) from operations	938	1,965	(1,322)	3,338
Interest expense, net	296	457	857	1,470

Income (loss) from continuing operations before income taxes (benefit) and equity in loss of affiliate	642	1,508	(2,179)	1,868
Provision (benefit) for income taxes	187	634	(631)	785

Income (loss) from continuing operations before equity in loss of affiliate	455	874	(1,548)	1,083
Equity in loss of affiliate	—	(315)	—	(499)

Income (loss) from continuing operations	455	559	(1,548)	584
Income from discontinued operations, net of tax	—	41	—	84

Income (loss) before cumulative effect of change in accounting principle	455	600	(1,548)	668
Cumulative effect of change in accounting principle	—	—	—	(2,845)

Net income (loss)	$455	$600	$(1,548)	$(2,177)

Net income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.04	$0.05	$(0.14)	$0.05
Income from discontinued operations, net of tax	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	$0.04	$0.05	$(0.14)	$0.05
Cumulative effect of change in accounting principle	—	—	—	(0.26)

Net income (loss) per share	$0.04	$0.05	$(0.14)	$(0.21)

Weighted average shares outstanding	10,747	10,940	10,881	10,940
Weighted average shares outstanding, assuming dilution	10,857	10,941	10,881	10,965